UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

VMWARE, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

The following is a transcript of VMware, Inc.’s employee town hall on May 26, 2022.

VMWARE, INC. PARTICIPANTS

Raghu Raghuram—VMware, Inc., Chief Executive Officer

Michael Dell—VMware, Inc., Director and Chairman of the Board

Sumit Dhawan—VMware, Inc., President

Betsy Sutter—VMware, Inc., Executive Vice President and Chief People Officer

Joan Stone—VMware, Inc., Senior Vice President and Chief Communications Officer

Zane Rowe—VMware, Inc., Chief Financial Officer

Joan Stone—Senior Vice President and Chief Communications Officer

Good morning, everybody. Thank you for joining us today. We are going to get this session started so we can get to the news of the day. What we’re gonna do here this morning is Raghu is going to kick it off and have some comments on the news that broke this morning regarding Broadcom. We also have Michael Dell, the chairman of our board here today and he’ll be making a few comments as well. We then have the core team here as well, and we’ll go into a series of questions that we’ve been getting about the deal and about what is happening here.

We’ll walk through those questions. The chat is live. We’ll be watching that as well. We’ve got about 35 minutes and obviously we won’t get to everything. So just a reminder, we do have a company meeting June 14th as well. So this is a journey we’re going to keep talking. But for now, that’s what we’re doing this morning.

So we’re going to kick it off and I will handed over to Raghu.

Raghu Raghuram—Chief Executive Officer

Thank you Joan. And thanks everybody for making time on such short notice to discuss the exciting news that broke today that about Broadcom and VMware. So let me just say a few words of context and then also have Michael talk about it from his perspective too.

So as you all know, we were very excited and working on our strategy as a standalone company. We were executing very well on the opportunity to be the multi-cloud platform. And we have made a number of changes in our operating plan, in our product lineup, the strategy we’re executing and we are very well positioned to be a standalone leader in this market category and create the market category, if you will.

A few short weeks ago, we received—the board received—an unsolicited acquisition offer from Broadcom for the price that is now publicized at $142.50. And as many of you know, all public boards have a fundamentally fiduciary duty to do what’s in the best interests of the shareholders. So the board did a whole ton of work to look at the Broadcom offer, what they want to do with the company, as well as other alternatives, etc., etc. And if you look at the value creation opportunity, the board concluded that this Broadcom offer was superior than being a standalone company. Accordingly. The board accepted the offer from Broadcom and that is the announcement that you saw today.

The $142.50 is a combination of cash and Broadcom stock. Those of you that follow the stock market know that Broadcom has had a very strong performance over the last several years and also has a very steady history of paying dividends. So the combination of cash and stock offer and all other factors made it a very compelling offer for our shareholders because it’s really nearly 50 percent premium over where we were trading before the news broke. So it’s a very, very exciting offer.

It’s an exciting day. And let me say a couple of things about Broadcom and why they did this acquisition. Now I will also say tomorrow, the CEO, Hock Tan, and President of Software, Thomas Krause, will be addressing the whole company. So we’ll do another all hands session tomorrow and we’ll get to talk about that too at the end of this meeting. But Broadcom is a highly successful company. They started from virtually nothing about 15 years ago to today. They are over $200 billion in market cap across a variety of semiconductor hardware infrastructure industries. The company flagship brand Broadcom is of course, the networking semi company, known for its engineering innovation and engineering culture. And that really pervades a lot of what Broadcom does on the software side. Expanded division to go from being hardware infrastructure, an IT infrastructure company, started making a sequence of software acquisitions.

This really is the fundamental flagship acquisition for Broadcom in terms of its software strategy. Just like when they went from Avago to Broadcom on the hardware side, their goal is to go from Broadcom software, to VMware being their software business on the software side. So what Hock Tan their CEO sees is they’ve got a semi business and they’ve got a software business, the software business is centered all around VMware. So it’s a remarkable validation of all of the work that we’ve done. All the work that you’ve done. And the 70 billion dollars of enterprise value represents an amazing amount of value for what you’ve done. And that’s why Broadcom is paying so much money.

Now, Broadcom itself, what they want to do is they want to come in with a pretty open-mind. They realize that we have run a very, very successful company over the last 20 plus years. And they want to understand our go to market. They want to understand our product portfolio. And one of the key tenets is to invest very, very heavily in innovation. That’s what their track record is. They’ve invested more in R&D innovation compared to the revenue they generated. So that’s really what they want to do with this asset as well—make VMware, the flagship innovation brand on the software side, just like they’ve got Broadcom as the flagship innovation brand on the hardware side. So that is the intent of the company.

And of course, our customers, they understand our customer base very well. And it’s much, much broader than the customer base than they’re used to serving. And they are very eager to learn from us on how to operate the broad based go to market as well. So that is the rationale. That is the rationale from the Broadcom side. It’s, like I said, a pretty exciting day for VMware. And it’s a very exciting day for Broadcom.

Some of you might have had a chance to look at Broadcom’s investor presentation that was held earlier today. And you might get a sense of how they are talking about it. Now, this is a large and complex acquisition and we are in the very, very early stages of that, as those of you that have gone through acquisitions know that you initially sign and announce the acquisition and several months later, acquisition actually gets closed. At closing, two companies can start operating one.

So during this interim period, we will operate as an independent company. Continue to do what we’re doing, continue to execute on our plan. And will obviously keep Broadcom informed of what we’re doing. We’re largely operating as a standalone company. So what that means for most of you is that we will continue to do our day-to-day jobs, continue to build product, continue to service our customers, continue to go sell our vision and our technology and our products for customers, and continue to partner with all of the partners that we’ve been partnering with until yesterday. All of that will continue as is. And as time goes on, we will get more and more clarity on Broadcom’s plans.

And as is consistent with what we do at VMware, we will keep everybody informed and we’ll engage in a transparent conversation around how things will proceed. The key thing to remember is to keep an open mind. This is a long drawn-out acquisition process, meaning it’s not going to close next month. It’s going to be likely six to 12 months. So during that time you will have plenty of opportunity to learn about Broadcom, its products, their strategies, their priorities, their plans for VMware, et cetera, et cetera. So look forward to that and continue to work on our day-to-day assignments, if you will.

So with that, let me initially turn it over to Michael for his perspective and then Betsy to also talk about what’s next and how to think about this in the context of VMware’s rich history. And then we’ll open it up for questions.

Michael Dell—Director and Chairman of the Board

Great, thank you very much. Thanks. Thanks Raghu. That was a great explanation of where we are in the process. And it’s great to be with VMware team today for what is another big milestone in the company’s history. And I too am excited about the prospects of this transaction for many reasons.

You all at VMware have been shaping the IT industry for the past two decades. And the company’s innovations have helped customers thrive and you continue to drive innovation and unwavering support of your customers. And I believe that following the close, by combining the complimentary Broadcom software portfolio and Broadcom’s broader business with the leading VMware platform. VMware as the broader software capability within Broadcom is going to provide customers with an expanded platform to continue to enable critical infrastructure in public clouds, private hybrid clouds at the edge, and helping our customers accelerate their digital transformation.

Broadcom, as you are going to be learning about, is a technology company. A company that invested on its own $4.9 billion in R&D last year has over 19,000 patents and more to come on all that.

But I’m excited to see these two innovation centric and engineering centric focused companies come together and looking forward to all the great things that the new company is going to be able to do for customers.

So thanks very much and Raghu back over to you.

Raghu Raghuram—Chief Executive Officer

Yeah. So thanks so much, Michael, and I’m sure there’ll be questions for you as well, but Betsy want to say a few words?

Betsy Sutter—Executive Vice President and Chief People Officer

Yeah. Thank you, Raghu and Michael. So today’s announcement for me just reinforces once again how ever-present change can be for us. Okay, I’m a 21-year vet at VMware and I’ve marveled each and every year at our company’s ability to innovate and create and to really adapt. So if you think about it, VMware has been a startup, it’s been a subsidiary of a tech giant, a public company, a controlled company, an independent company, and now we have this opportunity to join Broadcom.

I just want to say this is all moving very, very fast. But this persistent interest in VMware is just an indicator of how important we are to our customers, our partners in the industry. So for me, I just encourage us all to stay very curious, seek to understand, collect data and information so we can broaden and gain perspective on what this opportunity really means for us. And remember that this is a journey. We have a lot more to learn as we navigate these next steps. I’m seeing all the questions in chat. We will get there, I promise. I appreciate your patience, but we will get there.

In this phase though, I encourage us as a company and a community to really lean on each other and our communities. And as we move forward in this next chapter, and just remember this: I’ve really reflected on this over the last several days and weeks but you know we’ve created new technologies, we’ve redefined industries, we’ve expanded the boundaries of what’s possible in computing.

And we’ve been a key partner and trusted advisor to hundreds of thousands of customers in the tech ecosystem. On top of that, we redefine citizen philanthropy. We re-imagine what being a sustainable company means. And we’ve been really wonderful stewards of many communities and cultures and peoples. So together, we’ve really made the world a better place for our employees and our customers and our broader communities. And we’re going to continue to do that.

So thanks for that time to be able to speak to you. All right. Well, over to you Joan for questions?

QUESTION AND ANSWER SECTION

Joan Stone—Senior Vice President and Chief Communications Officer

Yes, we are seeing all of the chats, so we’re going to try and catch, what we can. I’m going to kick this conversation off with a question for Zane.

Realizing we just announced the news that we’ve seen rumors for the past couple of days, we just wanted to have you comment on how investors are reacting.

Zane Rowe—Chief Financial Officer

Sure, happy to. Thanks Joan, and good day, good night, good everything to everybody out there.

As you know, the rumors have been circulating all week. So the way to think about it from the trading side is to really look at our unadjusted price, which was where we traded probably last Friday, which I would say is about in the mid-$90s. So while we haven’t had direct engagement with our shareholders, as you see, the stock has reacted favorably, as well as the Broadcom stock getting back to a band where they were trading preannounce as well.

So generally, as deals go, you would expect to see a gap between where you’re trading currently and the offer price and part of that’s timing and deal dynamics and a number of variables that go into that. But I would say, it’s trading as you would expect given the announcements and given the opportunity here for, for both companies.

I’ll also point out in the news which may be lost. This is usually the day where Raghu, myself and a few others get to take investor calls and actually announce our earnings. So I would encourage you to take a look at the earnings. It’s probably buried somewhere in your email stream. We did report our Q1 results today. We missed in a couple of areas, but we were able to achieve our goals on subscription and SaaS if you take into account Russia and effects therefrom. So I would encourage you to take a look at that and my thanks to all the work going into Q1.

With that, I’ll hand it back to you, Joan.

Joan Stone—Senior Vice President and Chief Communications Officer

Thanks, Zane. So we’re going to move over to the employee questions. I’m watching the chat we’re getting there. Michael, I’m going to throw you a question.

You recently spun VMware off as an independent company about six months ago. Why sell now, can you give us some color on that?

Michael Dell—Director and Chairman of the Board

Sure, Joan. So as Raghu mentioned, we received this unsolicited offer from Broadcom—we weren’t expecting that. And as he also explained, as a Delaware corporation, we have a duty to consider unsolicited offers. And so we did that. There was a lot of work by the full board that went into that and whether it was in the best interests of the company and the shareholders.

We also did fairly extensive due diligence with, again, the full board participating in the Broadcom business because half of the consideration is in Broadcom stock and after viewing the offer and also extensive meetings with the outside advisors, the full board came to the to the view that this transaction will propel the company even further in reaching the company’s goals and helping customers as they transform into digital businesses.

And as I kind of mentioned earlier, Broadcom is a very successful, strong technology company with a track record of R&D investment. And their R&D investment has been growing quite tremendously over the last decade or so. And today they focus on solving complex IT infrastructure problems, which certainly is in close proximity to VMware’s role with customers and partners. And as we met with the Broadcom team, they explained to us that they intend to invest and grow the value of VMware’s successful businesses and to make VMware the flagship of the software business inside Broadcom. And they also have an appetite to continue to grow after this acquisition, both organically and inorganically.

So I’m excited about the opportunity to see VMware’s heritage of innovation and invention continue and of course, deliver even greater value for the combined set of stakeholders, including customers, partners, and employees.

Joan Stone—Senior Vice President and Chief Communications Officer

Thank you Michael, I’m going to keep moving here over to you Sumit. Obviously want to get a take on what you feel this means for our customers and partners, but also, what should employees tell their customers who may express concern about this transaction? Some advice there.

Sumit Dhawan—President

Yeah. Good morning. Good day, everyone. Apologies I have to be in the car, so apologies for the background, hopefully my audio is coming. Okay.

During the conversations we had, as Raghu mentioned it moved pretty fast, but we were able to have some conversations with their teams and we expressed concerns on both behalves. Listen, the customer reputation of Broadcom can be negative and also the team members and the actions they have taken in the past with their software businesses have impacted the employees and team members. What we have heard back from them, obviously, we, I understand this uncertainty and we have to work with them over the course of next, say, 60 to 90 days to get some of these things clarified. But what we heard from them was at least address some of the initial concerns. Their intent here is that like Michael and, and Raghu mentioned they do want to have VMware as the brand as well as the franchise entity which will lead all of the software. And the reason why they’re acquiring a sizable premium on top over the current stock price is because they value our broad portfolio and amazing customer relationships with the values we have in terms of helping customers and driving innovation. And they think that they want to have investment across all of those three things. So, so, so that’s sort of their philosophy in terms of customer concerns.

What we have for what we are doing is we’re tracking any customer questions that they may have at this point in time related to concerns. And we do have while we can’t go with Broadcom with customers to customers, but Broadcom team is available to have conversations one-on-one with those customers as needed. At this point in time, it’s business as usual for us. We are going to be able to do our entire broad portfolio, pursue our strategy with customers, take them forward from everything we have heard from Broadcom. They don’t intend to have any significant adjustment in our product portfolio strategy, which makes us being able to do business with customers in a similar fashion.

I do understand it, will cause some additional complexities and we’ll work out the process for it And then for the team members, anyone who’s engaged with building amazing customer relationships, servicing the customer. That’s a huge value to Broadcom. So and of course, we are going to work with Broadcom on addressing how the operating model is going to work on the go-to-market front. But one of the key things that they’re looking for is know-how, business relationships and business model on go-to-market front for software businesses that they already own and potentially may acquire over time through their model, which is something that we bring to them.

So let’s not assume, I would say, at this point in time that just because they have done what they have done with Symantec and CA is something that they intend to do with VMware because we’ve heard quite the opposite so far. But we’ll get some more certainty over the course of next 60 to 90 days. That is the key.

Raghu Raghuram—Chief Executive Officer

Sumit well said, and they are coming into this not saying, “I’ve got a playbook, I’ve done hundreds of software businesses before and I know what to do. I know exactly what I’m going to do, how to run it.” They’re coming in with the attempt of taking a look VMware has a broad portfolio, fantastic customer footprint, great customer service, and an incredible partner network. How do we take those assets and then take it to the next level?

The fact of the matter is there are many times bigger than us. And so there’ll be able to invest in these areas. So, so that’s really how to think about this. Not think about it as ketosis. They’re bringing the playbook that they used for some very mature businesses in the past. And I think we’re going to be able to hear from them. I think tomorrow as well. It’s just so you can obviously take time as we will get to know them what the model.

And it’s okay for us to have some questions and concerns based on what has happened in the past. But so far what we have heard from them, it has been quite different and we’ll learn more in the next 30 to 90 days. Like I said, tomorrow, Hock Tan the CEO, Tom Krause, who’s the president of software, they’ll be here virtually addressing, talking to all of us. And you will have a chance to potentially have some of those questions answered as well.

Joan Stone—Senior Vice President and Chief Communications Officer

Thanks Raghu. I’m going to go over to Betsy. The questions that we’re seeing obviously on chat and I think on everybody’s minds, Betsy, the question of why should I stay if I’m a VMware employee and what are you seeing as cultural synergies on your, you know, early, early discovery?

That, and there’s a lot of questions on our PEP cycle and if that is still in play, so I thought that would be a good question to ask as an answer as well.

Betsy Sutter—Executive Vice President and Chief People Officer

Yeah, happy to. You know, I think it’s quite exciting that Broadcom wants to create a software division, a software franchise and I think there’s huge opportunities for us there obviously.

The conversations that I’ve had to date with Broadcom, they are very interested in all things employee. They are very interested in our talent. We’ve had a lot of conversations and I’m seeing questions blow up on every spectrum of this and I promise to get you answers to all these questions with regard to the pay cycle yes, that’s being launched and we’ll go into full swing. In terms of the equity refresh cycle yes, that’s being launched and we’ll go into full swing. Broadcom, completely supportive and understanding about that.

Remember it’s business as usual right now. And then we’ve also talked about various other strategies in terms of keeping people engaged and at VMware. So all good, all good so far in terms of how we’re moving forward with our current programs.

But we have yet to redefine what the future looks like and we’ll do that with Broadcom.

Joan Stone—Senior Vice President and Chief Communications Officer

Thanks Betsy. Raghu I’m going to go over to you.

We’ve said, yeah, being an independent company was the best path forward for VMware. How do you square that positioning and goal with the announcement that we’re making today?

Raghu Raghuram—Chief Executive Officer

Yeah. So like I said at the start and like Michael said, even better than me. So the opportunity and the strategy remains very clear. And it’s something that we’ve been executing on as a standalone company. And the board is very committed to that strategy, and that execution plan. We feel very good about all the things that we’ve done.

Having said that, right, when you’re a public company and you get an unsolicited offer, then you have the board has the duty to evaluate what is the best path forward and making that evaluation. Some of the key questions we asked Broadcom was about that parts are our strategy and our portfolio and the opportunity, etc.

So my belief is that the ability to capture the opportunity that we have laid out by way of creating the cloud infrastructure platforms and end user computing, the solutions that we talk about every day in our business. That is, as good or better in the hands of a company like Broadcom where they have a much bigger portfolio and a longer-term investment capability than us as a standalone company.

So that’s why the board, went ahead with the acquisition. And so that’s really the reason. It’s not that there was, “Hey, we’re going this really give up and go find a suitor.” We are executing as though we are executing our stand-alone plan. And this came along and the board had a duty to evaluate it. And as the board of management team, this is the direction we are proceeding.

Two things I would say is one is the nature of these large acquisitions is it’s complex, it takes time and has a lot of regulatory hurdles to be cleared, etcetera, etcetera. So as with any large acquisition, there is a possibility that the regulators might say no, right? However, we’ve done our work. We don’t think it’s a high possibility. We do need to continue to work as though we will continue being a standalone company. And that is required, not only good business sense for us, it is required of us by corporate law if you will.

Now another thing I would say is, and this is also common for any large public company acquisitions, that is go shop provision for some period of time. And during the go shop provision, there are others that might reach out to the board and say, “Look, we think we can do even better for investors, employees, and customers.” So we will look at it in those three axis and make a decision in that manner happen.

So all said and done to summarize, very comfortable with where we are executing and we will continue to execute on this path until this acquisition closes or something else happens. And so the reason we’re going down this path now is because of the incoming interests and the value creation opportunity in the long-term.

Joan Stone—Senior Vice President and Chief Communications Officer

Thanks Raghu, Betsy over to you on work from home.

Betsy Sutter—Executive Vice President and Chief People Officer

Yeah, just because the chat is blowing up on work from home, I’ve never seen it move that quickly. You know, our commitment to a distributed workforce and standing up a distributed workforce model with choice and flexibility at the core remains. Those conversations with Broadcom have not begun.

I hear you, clearly I see it in the chat, how critically important this is to you to have those conversations. But for right now, we’re going to continue to build out a distributed workforce model and culture.

Joan Stone—Senior Vice President and Chief Communications Officer

Thank you Betsy. Raghu, I’m gonna go back over to you on a question about innovation.

We’ve heard a lot about innovation, the importance of innovation. Yet some feel that Broadcom is not known for innovation. So what are the incentives for the R&D teams to embrace this transaction and talk a bit about your feeling on innovation and how it will continue.

Raghu Raghuram—Chief Executive Officer

Yeah, I mean, I think that’s a misperception that Broadcom does not fund innovation. Like I said, the smaller audience. If you look at the history of Broadcom and say, “How much has their revenue grown compared to how much has their investment in innovation and R&D grown?” Their growth in innovation and R&D is far higher than that actual growth in revenues. That is, point number one.

Point number two is if you look at the patent portfolio and the amount of money that they’re spending annually on R&D. This is pretty significant.

Point number 3, if you look at the products that they’re producing across the portfolio, don’t just look at, I’ll come back to the software portfolio in a second. Across that portfolio, you see incredible amount of innovation. For example, most of the elements here with respect to communications and touch, Wi-Fi, GPS, and all of those things. In the Apple device, which is arguably the most innovative device on the market, come from Broadcom. If you look up their—much in silicon business—they’re doing some super innovative things there.

So in all of their businesses, they’re doing. And if you even if you look at Fiber Channel, which is supposedly a mature business, they are innovating at a much, much higher for the next generation of bandwidth and so on, so forth. So they are innovating across the cycle.

So that’s a misperception. In my view. They did acquire very mature businesses in software. But even there, they went through very much the same journey that we’re going through they’re turning those businesses into subscription businesses. They are moving it to the cloud. Even an age old product like rally, for example. Like the DevOps product. They’re moving to the Cloud. They are creating new capabilities for it, they are investing in AI ops on the management side. Even Symnatec Enterprise that they’re taking some of those products to the Google Cloud. And they’re doing some new AI based innovation of those.

So because those are newer products, you don’t see that as much. But if you look up that roadmap, they are innovating a lot.

By the way there. One of the key reasons they’re buying us is, like I said before, the three-axis customer partner, R&D, innovation. Otherwise, this investment they’re making, the $70 billion of enterprise value cannot be justified to their shareholders, right? So that’s something to think about.

And Joan and let me just add a little bit into that. So one of the things they shared with us is if you look across the various businesses that they have, they are the industry leader in about 22 key categories of technology, infrastructure in networking, broadband, server and storage technology, wireless, industrial, and 99.9% of all internet traffic in the world travels through Broadcom silicon in one form or another. And they have a huge commitment to R&D and innovation, which has been expanding rapidly.

I think you’ll find in the meetings tomorrow and beyond a deep engineering lead company that is that is absolutely committed to continuing to drive further innovation. Thank you.

Joan Stone—Senior Vice President and Chief Communications Officer

Raghu and Michael. We are over time. I realize there is a lot to cover. As we started this meeting saying, there, we’ve got time, we’re going to keep going, we’re listening and we’re watching that chat as well.

Raghu, I’m going to hand it to you to offer some final thoughts and if you want to address anything we’re seeing in chat, go for it. But just want to make sure that we close with some final thoughts.

Raghu Raghuram—Chief Executive Officer

Thank you. The chat’s moving so fast I can’t read it.

Firstly, like Betsy so eloquently put it, this acquisition offer from Broadcom would not have happened without the unbelievable amount of work and value all of you have created. I alluded to this in my note that I sent out to everyone—even though the headline says $70 billion, if you really look at what we’ve contributed to the world, it’s an unbelievable amount of value. And all of you should feel very, very, very proud of the value you’ve created and the value that you’re creating every day. And I sincerely, sincerely appreciate all of the incredible amount of work that all of you are doing.

And then secondly, this acquisition offer came about very fast. And it’s a lot to think about and process and swallow in a very short amount of time. So as with anything else, as we get more time to reflect on it, we’ll all be able to see, okay, what does it mean, how is it going to work, et cetera, et cetera? And my commitment to all of you is to bring all the information together as much as we can, as soon as we can.

And then the third thing that I’ll do is at the end of the day you have to look at, “Okay, Can I do great work? Am I getting well paid? Am I making an impact on this world?” That’s how at the end of the day you should think about it. All of you are phenomenally talented people, the whole world can use all of your talents at any time. So my ask of all of you is to step back, get the facts, think about all of these things, and then make your decisions on how you want to move forward.

And then finally, this is a very dynamic environment. By no means is this acquisition done. Like I said, in this current regulatory climate, there’s been a lot of curve balls, if you will, in the go shop period that might be better offers that might come about. And at the end of the day, our job is to continually create value for our customers and build great products and service customers in a great way every day possible.

That’s what we should wake up and think about doing. Dealing with Broadcom or dealing with all these dynamic environments is the job of a very small set of people. And we’ll try to keep that as insulated as possible. In the meantime, you know me, I’m in the workplace every day I’m out and about. Reach out to me all times; reach out to the management team at all times. Let’s keep a dialogue going.

Thank you for all of your support.

On tomorrow. You’ll have another chance to ask the Broadcom execs some questions.

Joan Stone—Senior Vice President and Chief Communications Officer

Thank you Raghu. Thank you everybody for the engagement and participation. More to come. Thank you.

Cautionary Note Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended. These forward-looking statements include but are not limited to statements that relate to the expected future business and financial performance, the anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on the combined business, the expected amount and timing of the synergies from the proposed transaction, and the anticipated closing date of the proposed transaction. These forward-looking statements are identified by words such as “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “intend,” “plan,” “potential,” “predict,” “project,” “aim,” and similar words or phrases. These forward-looking statements are based on current expectations and beliefs of Company and Broadcom management and current market trends and conditions.

These forward-looking statements involve risks and uncertainties that are outside the Company’s and Broadcom’s control and may cause actual results to differ materially from those contained in forward-looking statements, including but not limited to: the effect of the proposed transaction on our ability to maintain relationships with customers, suppliers and other business partners or operating results and business; the ability to implement plans, forecasts and other expectations with respect to the business after the completion of the proposed transaction and realize expected synergies; business disruption following the proposed transaction; difficulties in retaining and hiring key personnel and employees due to the proposed transaction and business combination; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; Broadcom’s significant indebtedness, including indebtedness incurred in connection with the proposed transaction, and the need to generate sufficient cash flows to service and repay such debt; the disruption of current plans and operations; the outcome of any legal proceedings related to the transaction; the ability to consummate the proposed transaction on a timely basis or at all; Broadcom’s ability to successfully integrate the Company’s operations into Broadcom’s business; the ability to implement plans, forecasts and other expectations with respect to the business after the completion of the proposed transaction and realize synergies; the impact of public health crises, such as pandemics (including COVID-19) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; global political and economic conditions, including rising interest rates, the impact of inflation and challenges in manufacturing and the global supply chain; and other events and trends on a national, regional and global scale, including the cyclicality in the semiconductor industry and other target markets and those of a political, economic, business, competitive and regulatory nature.

These risks, as well as other risks related to the proposed transaction, will be included in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s and Broadcom’s respective periodic reports and other filings with the SEC, including the risk factors identified in the Company’s and Broadcom’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. Neither the Company nor Broadcom undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, Broadcom intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of the Company and that also constitutes a prospectus of Broadcom. Each of the Company and Broadcom may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document that the Company or Broadcom may file with the SEC. The definitive proxy statement/prospectus (if and when available) will be mailed to the Company’s stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement and proxy statement/prospectus (if and when available) and other documents containing important information about the Company, Broadcom and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at http://ir.vmware.com. Copies of the documents filed with the SEC by Broadcom will be available free of charge on Broadcom’s website at https://investors.broadcom.com.

Participants in the Solicitation

The Company, Broadcom and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on May 27, 2022, the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2022, which was filed with the SEC on March 24, 2022, a Form 8-K filed by the Company on April 22, 2022 and a Form 8-K filed by the Company on May 2, 2022. Information about the directors and executive officers of Broadcom, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Broadcom’s proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on February 18, 2022, and Broadcom’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021, which was filed with the SEC on December 17, 2021. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the Company and Broadcom using the sources indicated above.